Exhibit 10.3
Exhibit B to Employment Agreement
NON-QUALIFIED STOCK OPTION AGREEMENT
PIER 1 IMPORTS, INC.
[Employment Agreement Option 2]
     THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made effective and entered into as of February ___, 2007, by and between PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and ALEXANDER W. SMITH (the “Optionee”). All terms defined in the Employment Agreement (defined below) are used herein with same meanings as are ascribed to them therein.
     WHEREAS, this Option (defined below) is being granted pursuant to the terms of that certain Employment Agreement (the “Employment Agreement”) dated February 19, 2007, by and between the Company and Optionee, and is the stock option defined therein as “Option 2”;
     WHEREAS, this Option is granted as an inducement grant, not under any stock incentive plan adopted by the Company:
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Grant of Option. The Company hereby grants to the Optionee an Option (this “Option”), subject to the execution of this Option Agreement, on the Date of Grant (as defined below) to purchase from the Company upon the terms and conditions hereinafter set forth 2,000,000 shares (the “Option Shares”) of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”).
     2. Date of Grant. This Option is granted to Optionee on February ___, 2007 (the “Date of Grant”).
     3. Exercise Price. The exercise price is $___for each of the Option Shares (the “Exercise Price”).
     4. Expiration Date: The expiration date of this Option is February ___, 2017 (the “Expiration Date”).
               (i) Term of Option; Exercisability. Unless sooner terminated as hereinafter provided, this Option shall become vested and exercisable up to 1,000,000 Option Shares on the date of filing of the Company’s Annual Report on Form 10-K (“Form 10-K”) with the Securities and Exchange Commission (the “SEC”) for the fiscal year ending February 28, 2009 (such date, the “2nd Vesting Date”), based upon achieving a percentage of the fiscal 2009 EBITDA target (the “2009 EBITDA Target”) as follows:
100% of the 2009 EBITDA Target – 1,000,000 shares;
98% of the 2009 EBITDA Target – 900,000 shares;
96% of the 2009 EBITDA Target – 800,000 shares;

Exhibit B to Employment Agreement
94% of the 2009 EBITDA Target – 700,000 shares;
92% of the 2009 EBITDA Target – 600,000 shares; and
90% of the 2009 EBITDA Target – 500,000 shares.
     Unless sooner terminated as hereinafter provided, this Option shall become vested and exercisable up to 1,000,000 Option Shares on the date of filing of the Company’s Form 10-K with the SEC for the fiscal year ending February 27, 2010 (such date, the “3rd Vesting Date”), based upon achieving a percentage of the fiscal 2010 EBITDA target (the “2010 EBITDA Target”) as follows:
100% of the 2010 EBITDA Target – 1,000,000 shares;
98% of the 2010 EBITDA Target – 900,000 shares;
96% of the 2010 EBITDA Target — 800,000 shares;
94% of the 2010 EBITDA Target – 700,000 shares;
92% of the 2010 EBITDA Target – 600,000 shares; and
90% of the 2010 EBITDA Target – 500,000 shares.
     If, on the 3rd Vesting Date, the Company’s aggregate consolidated EBITDA for the Company’s fiscal years 2009 and 2010 equals or exceeds the sum of the 2009 EBITDA Target plus the 2010 EBITDA Target, then any Option Shares that did not vest on the 2nd Vesting Date may be earned and shall become vested and exercisable on the 3rd Vesting Date.
     Notwithstanding any other provision of this Agreement to the contrary, in the event that Optionee is employed by the Company as of the end of any the fiscal years 2009 and 2010, Optionee shall be entitled to the vesting of this Option for that fiscal year, as set forth above, regardless of whether Optionee’s employment terminates prior to the formal determination of vesting (i.e., based on EBITDA calculations) for such fiscal year, as set forth above.
     5. Exercise of Option. Notice of the exercise of this Option or any portion thereof shall be given to the Company, or any other employee of the Company or an affiliate who is designated by the Company to accept such notices on its behalf, specifying the number of shares for which it is exercised; provided, that no partial exercise of this Option may be for fewer than 100 shares unless the remaining shares purchasable are fewer than 100 shares. Payment of the Exercise Price shall be made in full at the time this Option is exercised. Payment shall be made (i) by certified or cashier’s check, (ii) by delivery and assignment to the Company of Common Stock owned by the Optionee that has a Fair Market Value (as defined in the Company’s 2006 Stock Incentive Plan) on the first business day preceding the date this Option is exercised equal to the aggregate purchase price of the Option Shares, (iii) by irrevocably authorizing a third party to sell Option Shares and remit to the Company a sufficient portion of the sale proceeds to pay the purchase price, or (iv) by a combination of (i), (ii) or (iii). The Company will, as soon as reasonably practicable, notify the Optionee of the amount of the minimum withholding tax, if

Exhibit B to Employment Agreement
any, that must be collected by the Company under federal, state and local law due to the exercise of this Option. The Optionee shall, prior to receiving the Option Shares purchased under this Option, satisfy the amount of the withholding tax specified in the Company’s notice by (i) certified or cashier’s check, (ii) delivery and assignment to the Company of shares of Common Stock previously owned by the Optionee having a Fair Market Value of such amount, (iii) notice to the Company of the Optionee’s election to require the Company to withhold whole Option Shares otherwise deliverable to the Optionee from the exercise of this Option, which Option Shares have a Fair Market Value of such amount, or (iv) a combination of (i), (ii) or (iii). Certificates for any shares of Common Stock delivered in satisfaction of all or a portion of the Exercise Price and the withholding tax shall be appropriately endorsed for transfer and assignment to the Company. For purposes of determining the amount, if any, of the Exercise Price satisfied by delivery of shares of Common Stock or the amount of the tax withholding satisfied by delivery of shares of Common Stock or withholding of Option Shares from the exercise of this Option, such shares shall be valued at Fair Market Value on the first business day preceding the date of exercise.
     6. Termination of Option. In the event of the termination of the Optionee’s employment under the Employment Agreement, this Option shall terminate in accordance with the following provisions:
          (a) If Optionee’s employment is terminated by the Company for Cause or by Optionee without Good Reason, this Option, to the extent not vested, shall terminate and shall not thereafter be exercisable as to any portion thereof that has not vested.
          (b) If Optionee’s employment is terminated by the Company without Cause or by Optionee for Good Reason, then any portion of the Option Shares which has not vested as of the termination date shall vest according to the following schedule:
(i)	If the termination date is on or anywhere in between the Date of Grant and February 18, 2009, then 1,000,000 of the Option Shares shall become vested and shall be fully exercisable by Optionee as of the termination date; and

(ii)	If the termination date is on or after February 19, 2009, then all of the Option Shares shall become vested and shall be fully exercisable by Optionee as of the termination date.
          (c) If Optionee’s employment is terminated by the Company by reason of Disability or Incapacity, this Option or any portion hereof which has not vested on or before the end of the last day of such thirteen (13) week period following the date on which such Disability or Incapacity is determined to have begun shall terminate and shall not thereafter be exercisable.
     7. Not an Incentive Stock Option. No portion of this Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and shall be so construed.
     8. Inducement Grant. This Option is granted as an inducement grant, not under any stock option or other equity incentive plan adopted by the Company.

Exhibit B to Employment Agreement
     9. Subdivision or Consolidation of Shares; Stock Dividends; and Recapitalizations. Whenever, prior to the Expiration Date, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock covered by this Option (i) in the event of an increase in the number of outstanding shares, shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “recapitalization”), the number and class of shares of Common Stock covered by this Option shall be adjusted so that this Option shall thereafter cover the number and class of shares of stock and securities to which Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to the recapitalization, Optionee had been the holder of record of the number of shares of Common Stock then covered by this Option.
     10. Registration of Shares. The Company shall use reasonable commercial efforts to register the Option Shares to be issued upon the exercise of this Option under the Securities Act of 1933 on a Registration Statement on Form S-8, or such other form as the Company may deem appropriate, as soon as reasonably practicable following the date of this Agreement.
     11. Non-Assignability of Option. This Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution. During the Optionee’s lifetime, this Option shall be exercisable only by the Optionee or by his guardian or legal representative. This Option shall not be subject to execution, attachment or similar process.
     12. Compliance with Laws. The obligation of the Company to sell and issue Option Shares pursuant to this Option is subject to such compliance as the Company deems necessary or advisable with federal and state laws, rules and regulations applying to the authorization, issuance, sale or listing of securities.
     13. No Rights as Stockholder. The Optionee shall have no rights as a stockholder of the Company, including any voting rights or any claim to dividends with respect to any Option Shares until such Option Shares are issued to the Optionee by the Company pursuant to an exercise of the Option.
     14. Notices. Any notice to be provided hereunder shall be in writing and addressed to the Company at the Company’s principal executive offices or to the Optionee at their address shown on the Company’s records, or such other address provided to the Company by the Optionee in accordance herewith. Notice shall be given by hand delivery, overnight courier service, facsimile transmission (promptly confirmed in writing), or certified mail (postage prepaid, return receipt requested). Notices given by hand delivery, overnight courier or facsimile transmission shall be deemed given upon delivery and notices given by mail shall be deemed given on the earlier of three days after deposit in the U.S. mail or on the first date delivery is refused.

Exhibit B to Employment Agreement
     15. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined in accordance with the Employment Agreement.
     16. Entire Agreement. This Agreement, together with the documents incorporated herein by reference, represents the entire agreement between the parties with respect to the subject matter hereof and this Agreement may not be modified by any oral or written agreement unless same is in writing, signed by both parties and has been approved by the Committee.
     17. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the principles of conflict of laws.
     18. Successors and Assigns. This Option shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.
     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.